                                                                   EX-99.B(6)(a)




                             DISTRIBUTION AGREEMENT


                  AGREEMENT made as of the 19th day of January, 1989 by and between FLAG INVESTORS TELEPHONE INCOME FUND, INC., a Maryland Corporation (the "Fund"), and ALEX. BROWN & SONS INCORPORATED, a Maryland corporation ("Alex. Brown").


                               W I T N E S S E T H


                  WHEREAS, on January 18, 1989 the Fund succeeded to the Registration Statement of Flag Investors Telephone Income Trust as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund wishes to appoint Alex. Brown as the exclusive distributor of the shares of Common Stock of the Fund (the "Shares") and Alex. Brown wishes to become the distributor of the Shares; and

                  WHEREAS, the compensation to Alex. Brown hereunder and the payments contemplated by paragraph 5 constitute the financing of activities intended to result in the sale of Shares, and this Agreement is entered into pursuant to a "written plan" pursuant to Rule 12b-1 under the Act (the "Plan") allowing the Fund to make such payments.

                  NOW THEREFORE, in consideration of the premises herein and of other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

                 1. Appointment. The Fund hereby appoints Alex. Brown as Distributor for the Shares for the period and on the terms set forth in this Agreement. Alex. Brown accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

                 2. Delivery of Documents. The Fund has furnished Alex. Brown with copies properly certified or authenticated of each of the following:

                           (a) The Fund's Articles of Incorporation, filed with
the Secretary of State of Maryland on November 4, 1988 and all amendments thereto;

                           (b) The Fund's By-Laws and all amendments thereto
(such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                           (c) Resolutions of the Fund's Board of Directors and
shareholders authorizing the appointment of Alex. Brown as the Fund's Distributor of the Shares and approving this Agreement;

                           (d) Post-Effective Amendment No. 9 under the
Securities Act of 1933 (the "1933 Act") and Post-Effective Amendment No. 11 under the 1940 Act to the Fund's Registration Statement on Form N-1A (File No. 2-87336) as filed with the Securities and Exchange Commission (the "SEC") on November 18, 1988 relating to the Shares; and

                           (e) The Fund's most recent prospectus (such
prospectus and all amendments and supplements thereto are herein called "Prospectus").

                  The Fund will furnish Alex. Brown from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

                 3. Duties as Distributor. Alex. Brown shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as Distributor of the Shares. In carrying out its obligations hereunder, Alex. Brown shall:

                           (a) respond to inquiries from the Fund's shareholders
concerning the status of their accounts with the Fund;

                           (b) take, on behalf of the Fund, all actions deemed
necessary to carry into effect the distribution of the Shares; and

                           (c) provide the Board of Directors of the Fund with
quarterly reports as required by Rule 12b-1 under the 1940 Act.

                 4. Distribution of Shares. Alex. Brown shall be the exclusive distributor of the Shares. It is mutually understood and agreed that Alex. Brown does not undertake to sell all or any specific portion of the Shares. The Fund shall not sell any of the Shares except through Alex. Brown and securities dealers who have valid Sub-Distribution Agreements with Alex. Brown. Notwithstanding the provisions of the foregoing sentence, the Fund may issue Shares at their net asset value to any shareholder of the Fund purchasing such Shares with dividends or other cash distributions received from the Fund pursuant to an offer made to all shareholders.

                 5. Control by Board of Directors. Any distribution activities undertaken by Alex. Brown on behalf of the Fund pursuant hereto, shall at all times be subject to any directives of the Board of Directors of the Fund. The Board of Directors may agree, on behalf of the Fund, to amendments to this Agreement, provided that the Fund must obtain the prior approval of the shareholders of the Fund to any such amendment which would result in a material increase in the amount expended by the Fund.

                 6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, Alex. Brown shall at all times conform to:

                           (a) all applicable provisions of the 1940 Act and any
rules and regulations adopted thereunder as amended;

                           (b) the provisions of the Registration Statement of
the Fund under the 1933 Act and the 1940 Act and any amendments or supplements thereto;

                           (c) the provisions of the Articles of Incorporation
of the Fund and any amendments thereto;

                           (d) the provisions of the By-Laws of the Fund;

                           (e) the rules and regulations of the National
Association of Securities Dealers ("NASD") and all other self-regulatory organizations applicable to the sale of investment company shares; and

                           (f) any other applicable provisions of state and
Federal law.

                 7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and Alex. Brown as follows:

                           (a) Alex. Brown shall furnish, at its expense and
without cost to the Fund, the services of personnel to the extent that such services are required to carry out its obligations under this Agreement;

                           (b) Alex. Brown shall bear the expenses of any
promotional or sales literature used by Alex. Brown or furnished by Alex. Brown to purchasers or dealers in connection with the public offering of the Shares, the expenses of advertising in connection with such public offering and all legal expenses in connection with the foregoing;

                           (c) The Fund assumes and shall pay or cause to be
paid all other expenses of the Fund, including, without limitation: the fees of the Fund's investment advisor; the charges and expenses of any registrar, custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Fund and the Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); except as provided in subparagraph (a) above, the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of "Non-Interested" Directors (within the meaning of Section 2(a)(19) of the 1940
Act) or members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Fund's Shares; charges and expenses of legal counsel, including counsel to the Non-Interested Directors and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                 8. Delegation of Responsibilities. Alex. Brown may, but shall be under no duty to, perform services on behalf of the Fund which are not required by this Agreement upon the request of the Fund's Board of Directors. Such services will be performed on behalf of the Fund and Alex. Brown's charge in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by Alex. Brown of any Fund expense that Alex. Brown is not required to pay or assume under this Agreement shall not relieve Alex. Brown of any of its obligations to the Fund nor obligate Alex. Brown to pay or assume any similar Fund expense on any subsequent occasion.

                 9. Compensation. For the services to be rendered and the expenses to be assumed by Alex. Brown the Fund shall pay to Alex. Brown, compensation at the annual rate of .25% of the average daily net assets of the Fund. Except as hereinafter set forth, continuing compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth above. Payment of Alex. Brown's compensation for the preceding month shall be made as promptly as possible.

                10. Compensation for Servicing Shareholder Accounts. The Fund acknowledges that Alex. Brown may compensate its investment representatives for opening accounts, processing investor letters of transmittals and applications and withdrawal and redemption orders, responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund, and communicating with the Fund and its transfer agent on behalf of the Fund shareholders.

                11. Participating Dealer Agreements. Alex. Brown may enter into participating dealer agreements (the "Participating Dealer Agreements") with any securities dealer who is registered under the Securities Exchange Act of 1934 and who is a member in good standing of the NASD, who may wish to act as a Participating Dealer in connection with the proposed offering. All Participating Dealer Agreements shall be in substantially the form of the agreement attached hereto as Exhibit "A". For processing Fund shareholders' redemption orders, responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund and communicating with the Fund, its transfer agent and Alex. Brown, Alex. Brown may pay each such Participating Dealer an amount not to exceed that portion of the compensation paid to Alex. Brown hereunder that is attributable to accounts of Fund shareholders who are customers of such Participating Dealer.

                12. Non-Exclusivity. The services of Alex. Brown to the Fund are not to be deemed exclusive and Alex. Brown shall be free to render distribution or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors, officers or employees of Alex. Brown may serve as directors or officers of the Fund, and that directors or officers of the Fund may serve as directors, officers or employees of Alex. Brown to the extent permitted by law; and that the directors, officers and employees of Alex. Brown are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors or officers of any other firm or corporation, including other investment companies.

                13. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for an initial term of two years and from year to year thereafter, provided that such continuance is specifically approved at least annually:

                           (a) (i) by the Fund's Board of Directors or (ii) by
the vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act); and

                           (b) by the affirmative vote of a majority of the
Non-Interested Directors who do not have a financial interest in the operation of this Agreement, by votes cast in person at a meeting specifically called for such purpose.

                14. Termination. This Agreement may be terminated at any time, on sixty (60) days' written notice to the other party without the payment of any penalty, (i) by vote of the Fund's Board of Directors, (ii) by vote of a majority of the Non-Interested Directors who do not have a financial interest in the operation of this Agreement, (iii) by vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act) or (iv) by Alex. Brown. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate in the event of its assignment (as that term is defined in Section 2(a)(4) of the 1940 Act).

                15. Liability. In the performance of its duties hereunder, Alex. Brown shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing all services provided for under this Agreement, but shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of Alex. Brown or reckless disregard by Alex. Brown of its duties under this Agreement.

                16. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of both Alex. Brown and the Fund for this purpose shall be 135 East Baltimore Street, Baltimore, Maryland 21202.

                  17. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]                                     FLAG INVESTORS TELEPHONE
                                             INCOME FUND, INC.



Attest: /s/ Brenda L. Bowers              By /s/ Brian C. Nelson
       --------------------------            --------------------------------
                                                 Vice President and Secretary


[SEAL]                                     ALEX. BROWN & SONS
                                             INCORPORATED


Attest:  /s/ Brenda L. Bowers             By /s/ Edward J. Veilleux
       --------------------------            --------------------------------